EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this annual report on Form 10-KSB of our report dated September 22, 1998, on our audit of the consolidated financial statements of The Havana Republic, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."



/s/ MILLWARD & CO.
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Millward & Co. CPAs
Fort Lauderdale, Florida
September 22, 1998